Exhibit 4.9

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K. [*****] INDICATES THAT INFORMATION HAS BEEN REDACTED

Dated the 25th day of June 2024

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TENANCY AGREEMENT

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The Whole of 7th Floor, “The Rays”, No.71 Hung

To Road, Kwun Tong, Kowloon, Hong Kong.

[*****]

[REF : *****]

THIS AGREEMENT                is made this 25th day of June 2024

BETWEEN the Landlord whose name address or registered office and description are set out in Part 1 of the Schedule (hereinafter called “the Landlord”) of the one part and the Tenant whose name address or registered office and description are set out in Part 2 of the Schedule hereto (hereinafter called “the Tenant”) of the other part.

WHEREBY IT IS HEREBY MUTUALLY AGREED by and between the parties hereto as follows :-

1.	Premises, Term And Rent

The Landlord shall let and the Tenant shall take all that the premises set out in Part 3 of the Schedule (hereinafter called “the said premises”) Together with the use in common with the Landlord and all others having the like right of the entrances, staircases, landings and passages in the building of which the said premises form part (hereinafter called “the Building”) insofar as the same are necessary for the proper use and enjoyment of the said premises and together also with the use in common as aforesaid of the lifts, and escalators (if any) whenever the same shall be operating for the term set out in Part 4 of the Schedule (hereinafter referred to as “the Term”) at the rent as set out in Part 5 of the Schedule (hereinafter referred to as “the said rent”) (exclusive of management fees, Government Rent and Government Rates) payable monthly in advance clear of all deductions and right to set off (whether legal or equitable), the first of such payments to be paid on or before the signing of this Agreement and all subsequent payments to be made on the 17th day of each and every succeeding calendar month.

2.	Rent And Other Charges

The Tenant hereby agrees with the Landlord as follows :-

2.1	To pay the said rent on the days and in manner hereinbefore provided for payment thereof and in banknotes if so demanded.

2.2	To pay and discharge all charges for gas (if any), water and electricity consumed in the said premises.

2.3	To pay the management fees in the sum of HK$29,140.00 per calendar month monthly in advance on the first day of each calendar month without any deduction Provided always that if at any time during the Term there shall be any increase of the management fees payable in respect of the said premises by the Landlord or manager appointed by the Landlord for managing the Building (“the Manager”) the Landlord or the Manager shall be entitled to serve a notice in writing upon the Tenant increasing the management fees accordingly and thereafter such increased management fees shall be payable. Further increases in the management fees may be made after an earlier notice of increase under the above proviso shall have become operative.

2.4	To pay all current and future Government rates (payable quarterly in advance on the first day of each calendar quarter from the commencement of the Term subject to apportionment if necessary) tax assessments outgoings and utilities charges imposed or charged upon the said premises (payable in advance on the first day of each charging period) (Property Tax only excepted). In the event of the said premises not yet having been assessed for Government rates, the Tenant shall pay to the Landlord a monthly sum equal to 5% of the said rent on account of Government rates subject to final assessment by the Government of Hong Kong SAR.

2.5	To pay Government Rent quarterly in advance on the first day of each charging period (from the commencement of the Term subject to apportionment if necessary). In the event of the said premises not yet having been assessed for Government Rent, the Tenant shall pay to the Landlord a monthly sum of 3% of the said rent on account of Government Rent subject to final assessment by the Government of Hong Kong SAR.

2.6	To pay and discharge all deposits and charges in respect of water electricity and telephone as may be shown by or operated from the Tenant’s own metered supplies or by accounts rendered to the Tenant by the appropriate utility companies in respect of all such utilities consumed on or in the said premises.

3.	Tenant’s Obligations

The Tenant hereby agrees with the Landlord as follows :-

3.1	(a)	To fit out the said premises at the Tenant’s expense in accordance with plans and specifications approved in writing by the Landlord and/or the Manager (such approval shall not be unreasonably withheld) in a good and proper workmanlike manner with good quality materials and in all respects in a style and manner appropriate to a first class office building to the satisfaction of the Landlord and/or the Manager;

(b)	Not to commence any fitting out works until all necessary approvals licences or permits have been obtained from the relevant competent authorities;

(c)	Not to vary the approved fitting out plans and specifications without the Landlord’s and/or the Manager’s consent;

(d)	To carry out all fitting out works in compliance with all legislation and requirements of the said Building’s insurers;

(e)	To procure that the Tenant’s contractors take out contractors all risks insurance in respect of the Tenant’s fitting out works before they are started.

(f)	To comply with and observe all Building rules and the Landlord or the Manager’s requirements applicable to fitting out.

(g)	To bear and pay the following miscellaneous costs :-

(i)	HK$10,927.50 being vetting fee for approval of fitting out drawings;

(ii)	Service fee, for the temporary supply of electricity and water and/or other attendance rendered by the Landlord/Manager during the fitting-out period; and

(iii)	Fitting out deposit in the sum of HK$20,000.00 as security for damage that may be caused by the Tenant during the fitting-out period and in relation to the moving of the Tenant’s chattel, equipment or furniture. The fitting out deposit (or the balance thereof after compensating any damage) shall be refunded to the Tenant without interest within 30 days after completion of the fitting out works.

3.2	The Tenant shall not be given approval to commence fitting out works until it has paid the costs referred to in 3.1(g) above.

3.3	To obey and comply with and to indemnify the Landlord against the breach of all ordinances, regulations, bye-laws, rules and requirements of any Government or other competent authority relating to the conduct and carrying of the Tenant’s business on the said premises or to any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant and to notify the Landlord forthwith in writing of any notice received from any statutory or public authority concerning or in respect of the said premises or any services supplied thereto.

3.4	To maintain the said premises throughout the Term in good tenantable condition and repair to the satisfaction of the Landlord.

3.5	To keep all the non-structural interior of the said premises (as altered by the Tenant with the Landlord’s approval) including the flooring and interior plaster or other finishes or rendering to walls, floors and ceilings and the Landlord’s furniture fixtures and fittings therein (if any) and all additions thereto and including all doors, windows, fire sprinkler system and appliances, fire services equipment, electrical installations and wiring in good, clean and tenantable repair and condition and properly preserved and painted and so to maintain the same at the expense of the Tenant and to deliver up the same to the Landlord at the expiration or sooner determination of the said term in like condition, fair wear and tear allowed.

3.6	To replace any broken and damaged windows or glass or otherwise reimburse the Landlord for the cost of replacing all broken and damaged windows or glass whether or not the same be broken or damaged by the negligence of the Tenant.

3.7	To repair or replace any electrical installation or wiring in the said premises if the same becomes dangerous or if so reasonably required by the electricity company and in so doing the Tenant shall use only a contractor designated or approved by the electricity company or other Government Authorities concerned for the purpose.

3.8	To keep the sanitary and water apparatus in the said premises in good, clean and tenantable repair and condition to the satisfaction of the Landlord in accordance with the regulations or bye-laws of all Public Health and other Government Authorities concerned.

3.9	To pay to the Landlord on demand all costs incurred by the Landlord in cleansing, clearing, repairing or replacing any of the drains, pipes or sanitary or plumbing apparatus in the said premises (if any) choked or stopped up owing to the careless or improper use or neglect by the Tenant or any employee, agent, licensee or customer of the Tenant.

3.10	To be wholly responsible for and to indemnify the Landlord against any loss, damage or injury caused to any person whomsoever or any property whatsoever whether directly or indirectly through the defective or damaged condition of any part of the interior of the said premises or any fittings, fixtures or wiring therein for the repair of which the Tenant is responsible hereunder or through or in any way owing to the spread of fire or smoke or the leakage or overflow of water including storm or rain water from the said premises or any part thereof or through the act, default or neglect of the Tenant his servants, agents, licensees or customers

3.11	To take all reasonable precautions to protect the interior of the said premises against damages by storm or typhoon or the like.

3.12	To permit the Landlord and all persons authorised by the Landlord at all reasonable times and upon reasonable prior notice to enter and view the state of repair of the said premises, to carry out any works, repairs or maintenance which are required to be done provided that in the event of an emergency the Landlord, its servants or agents may enter without notice and forcibly if necessary. Without prejudice to the foregoing, on the expiration or sooner determination of the tenancy hereby granted, whether by effluxion of time or otherwise, the Landlord and all persons authorized by the Landlord shall be entitled to enter and inspect the said premises.

3.13	On receipt of any notice from the Landlord or its authorised representative specifying any works or repairs which are required to be done and which are the responsibility of the Tenant hereunder, forthwith to put in hand and execute the same with all possible despatch and without any delay.

3.14	To give notice to the Landlord or its agent of any damage that may be suffered to the said premises and of any accident to or defects in the water pipes, gas pipes, electrical wirings, fittings, fixtures or other facilities provided by the Landlord.

3.15	To allow at all reasonable times and upon prior reasonable notice and by agreement by the Tenant (such agreement shall not be unreasonably refused or withheld) within three (3) calendar months immediately preceding the expiration of the said term prospective tenants and/or buyers to inspect the said premises and allow the Landlord to exhibit where the Landlord shall think fit a notice indicating that the said premises are to be let or sold with vacant possession and such other information in connection therewith as the Landlord shall desire, which notice the Tenant shall not deface or conceal.

3.16	To observe all the provisions and covenants of the Deed of Mutual Covenant (if any) and the Building rules which may be enacted by the Landlord or the Manager in respect of the Building.

3.17	To be responsible to the Landlord for the acts, neglects, omissions and defaults of all contractors, servants, agents, licensees and customers of the Tenant as if they were the acts, neglects, omissions and defaults of the Tenant himself and for the purposes of this Agreement “licensee” shall include any person present in, using or visiting the said premises with the consent of the Tenant expressed or implied.

3.18	To be responsible for the removal of garbage, refuse and construction waste from the said premises to such location as shall be specified by the Landlord or the Manager of the Building from time to time and to use only that type of refuse container as is specified by the Landlord or the Manager of the said Building from time to time and via the cleaning company nominated by the Landlord or the Manager of the Building. In the event of the Landlord or the Manager of the said Building providing collection service for garbage and refuse the same shall be used by the Tenant to the exclusion of any other similar service and the use of such service provided by the Landlord or the Manager of the Building shall be at the sole cost of the Tenant.

3.19	To effect and maintain adequate insurance cover in respect of third party and public liability risks in the sum of HK$2,000,000.00 and with such insurance company as the Landlord approves throughout the Term. The Tenant will produce to the Landlord when required by the Landlord the policy of insurance together with a receipt for the last payment of premium and a certificate from the insurance company that the policy is fully paid up and is valid and subsisting.

3.20	Upon expiry or sooner determination of the tenancy, the Tenant shall deliver up the said premises to the Landlord in good and tenantable repair and condition. All fixtures fittings decoration and/or additions affixed to or erected on the said premises by the Tenant with or without the Landlord’s consent in writing (including those left over by the former tenant, if any) shall belong to the Landlord who shall not be required to pay any compensation therefor. Any such fixtures fittings decoration or addition (including those left over by the former tenant, if any) not retained by the Landlord shall be removed by the Tenant if so required by the Landlord at the Tenant’s expense. All damage caused to the said premises or the Building or any parts thereof by such removal shall be made good by the Tenant at its own expense. The Tenant shall comply with all requirements of reinstatement works which the Manager may impose. The Tenant shall also pay co-ordination fee and administration/supervision fee (if any) to the Building Manager in respect of the reinstatement works to be determined by the Building Manager at the material time.

4.	Landlord’s Obligations

The Landlord hereby agrees with the Tenant as follows :-

4.1	That possession of the said premises shall be delivered to the Tenant on the commencement date of the Term or the commencement of the rent-free period, whichever is the earlier on “as is” basis.

4.2	That the Tenant paying the rent on the days and in the manner herein provided for payment of the same and observing and performing the agreements, stipulations and conditions herein contained and on the Tenant’s part to be observed and performed shall peaceably hold and enjoy the said premises during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

4.3	To pay Property Tax (if any) payable in respect of the said premises.

4.4	To keep the main structure in a proper state of repair provided that the Landlord shall not incur any liability under this clause unless and until written notice of any defect or want of repair has been given by the Tenant to the Landlord and the Landlord shall have failed to take reasonable steps to repair or remedy the same or to procure the Manager to repair or remedy the same after the lapse of a reasonable time from the date of service of such notice.

5.	Restrictions And Prohibitions

The Tenant hereby agrees with the Landlord as follows :-

5.1	Not to make or permit to be made any structural alterations in or additions to the said premises or to the electrical wirings installations or other Landlord’s fixtures or cut maim or injure or suffer to be cut maimed or injured any doors windows walls structural members or other fabric thereof without having first obtained the written licence and consent of the Landlord therefor. If any such consent shall be granted by the Landlord it shall in any event be subject to the condition that the Tenant shall not cause any damage to the said premises or any part thereof in addition to such other conditions as the Landlord shall think fit to impose and subject to the approval of the Buildings and Lands Department or other Government authority (if necessary).

5.2	Not without the previous written consent of the Landlord to cut, maim, injure, drill into, mark or deface or permit or suffer to be cut, maimed, injured, drilled into, marked or defaced any beams or structural members of the said premises or any of the plumbing or sanitary apparatus installation included therein.

5.3	Not to do or permit or suffer to be done any act or thing which may be or become a nuisance or annoyance to the Landlord or to the tenant or occupiers of other premises in the Building or in any adjoining or neighbouring building.

5.4	Not to produce or suffer or permit to be produced at any time in the said premises any music or noise (including sound produced by broadcasting from television, radio or any other service or by any equipment or instrument capable of producing or reproducing music or sound) so as to constitute, in the opinion of the Landlord (which opinion shall be conclusive) a nuisance or to give cause for reasonable complaint from the occupants of any other units in the Building or persons using or visiting the same.

5.5	Not to exhibit or display on the exterior of the said premises any writing sign advertisement or other device whether illuminated or not which may be visible from outside the said premises other than the display of the Tenant’s name or trade name, signboards as are reasonably required at such location as the Manager and/or the Landlord may designate provided that the Landlord or his authorized agents shall have the right to remove at the cost and expense of the Tenant any name-plate, signboard or device which shall be affixed or put up or displayed without the prior approval of the Landlord or his agents.

5.6	Not to use or permit or suffer the said premises to be used for any purpose other than for office purposes.

5.7	Not to use or permit or suffer the said premises to be used for any illegal or immoral purpose.

5.8	Not to use or permit or suffer the said premises or any part thereof to be used as sleeping quarters or as domestic premises within the meaning of any Landlord and Tenant (Consolidation) Ordinance or similar legislation for the time being in force.

5.9	Not to use or permit or suffer the said premises to be used for the purpose of the manufacture of goods and merchandise or as a workshop.

5.10	Not to keep or store or permit or suffer to be kept or stored in the said premises any arms, ammunition, gun-powder, salt-petre, kerosene or other explosive or combustible substance or hazardous goods.

5.11	Not to place or leave on any of the common parts lobbies corridors in the entrance of any of the staircases passages or landings of the Building used in common with other occupants or tenants of the Building any boxes merchandise goods furniture or rubbish garbage or otherwise encumber the same except in the place(s) specifically designated for the disposal of rubbish or garbage and the Landlord or the Manager failing which the Landlord or the Manager shall be entitled without notice and at the Tenant’s expense to remove and dispose of as it sees fit any such material aforesaid and the Landlord and the Manager shall not thereby incur any liability to the Tenant or any other person and the Tenant shall indemnify the Landlord and/or the Manager against all losses claims damages or expenses of and against the Landlord in respect thereof and not to conduct any business transactions within the said common parts lobbies corridors in the Building and it is agreed that a persistent breach by the Tenant of the terms of this sub-clause shall amount to a breach of this Agreement justifying the Landlord exercising its right of re-entry hereunder.

5.12	Not to lay, install, affix or attach any wiring, cables or other article or thing in or upon any of the entrances, staircases, landings, passages, lobbies, transformer rooms, switch rooms or other parts of the said Building in common use.

5.13	Not to keep or permit or suffer to be kept any animals or pets inside the said premises and to take all such steps and precautions to the satisfaction of the Landlord or the Manager to prevent the said premises or any part thereof from becoming infested by termites, rats, mice, cockroaches or any other pests or vermin. The Tenant shall employ at the Tenant’s cost, such pest extermination contractors approved by the Landlord or the Manager and at such intervals as the Landlord or the Manager may direct.

5.14	Not to assign, underlet, part with the possession of or transfer the said premises or any part thereof or any interest therein, nor permit or suffer any arrangement or transaction whereby any person who is not a party to this Agreement obtains the use, possession, occupation or enjoyment of the said premises or any part thereof irrespective of whether any rental or other consideration is given therefor. The tenancy shall be personal to the Tenant named in this Agreement and without in any way limiting the generality of the foregoing, the following acts and events shall, unless approved in writing by the Landlord, be deemed to be breaches of this Clause :-

5.14.1	In the case of a tenant which is a partnership, the death or retirement of all persons who are partners at the date of signing of this Agreement.

5.14.2	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual, to the intent that no right to use, possess, occupy or enjoy the said premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual.

5.14.3	In the case of a tenant which is a corporation, any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares.

5.14.4	The giving by the Tenant of a power of attorney or similar authority whereby the donee of the power obtains the rights to use, possess, occupy or enjoy the said premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

5.14.5	The change of the Tenant’s business name without the previous written consent of the Landlord.

5.15	Not to do or permit or suffer to be done any act, deed, matter or thing whatsoever which amounts to a breach of any of the terms and conditions under which the said premises is held from the Government of the Hong Kong Special Administrative Region or breach of the provisions of the Deed of Mutual Covenant or Building rules (if any) in respect of the Building and to indemnify the Landlord against any such breach.

5.16	Not to do or permit or suffer to be done any act, deed, matter or thing whatsoever whereby the insurance on the said premises against loss or damage by fire and/or other insurable perils and/or claims by third parties for the time being in force may be rendered void or voidable or whereby the premium thereon may be increased provided that if as the result of any act, deed, matter or thing done, permitted or suffered by the Tenant, the premium on any such policy of insurance shall be increased, the Landlord shall be entitled without prejudice to any other remedy hereunder to recover from the Tenant the amount of any such increase.

5.17	Not to permit any touting or soliciting for business or the distribution of any pamphlets, notices or advertising matter to be conducted outside or near the said premises or in any part of the Building by any of the Tenant’s servants, agents or licensees.

5.18	Not to suspend or to permit or suffer to be suspended any excessive weight from the main structure of the said premises.

5.19	Not to store any goods, products or merchandise in the said premises except small quantities for sampling purposes only.

5.20	Not to conduct any auction, tender or retail business in the said premises.

5.21	Not to fix or post up any banner, poster, light-box or similar advertising materials near the windows or glass wall.

6.	Exclusions

The Landlord shall not in any circumstances be liable to the Tenant or any other person whomsoever :-

6.1	In respect of any loss or damage (whether direct or consequential) to person or property sustained by the Tenant or any such other person caused by or through or in any way owing to any defect in or the breakdown of the lifts or escalators (if any) or fire services or security or other systems of the Building or the leakage or the cracking of the glass panels; or

6.2	In respect of any loss or damage to person or property sustained by the Tenant of any such other person caused by or through or in any way owing to fire or the overflow of water from anywhere within the Building; or

6.3	In respect of any loss or damage to person or property sustained by the Tenant or any other person caused by or through or in any way owing to the insufficiency, failure, malfunction, explosion or suspension of the electricity or water supply to the Building or the said premises; or

6.4	For the security or safekeeping of the said premises or any contents herein nor shall the said rent or any part thereof abate or cease to be payable on account of any one or more of matters aforesaid.

7.	Abatement of Rent

If the said premises or any part thereof shall be destroyed or so damaged by fire, typhoon, Act of God, Force Majeure or other cause beyond the control of the Landlord and not attributable directly or indirectly to any act or default of the Tenant as to be rendered unfit for use and occupation or if at any time during the continuance of this tenancy the said premises or the Building shall be condemned as a dangerous structure or a demolition order or closing order shall become operative in respect of the said premises or the Building, the rent hereby agreed to be paid or a part thereof proportionate to the damage sustained shall cease to be payable until the said premises shall have been restored or reinstated provided always that the Landlord shall be under no obligation to repair or reinstate the said premises if, in its opinion, it is not reasonably economical or practical so to do and provided further that if the whole or substantially the whole of the said premises shall have been destroyed or rendered unfit for use and occupation and shall not have been repaired and reinstated within three (3) months of the occurrence of the destruction or damage or imposition of such order either party shall be entitled at any time before the same are so repaired and reinstated to terminate this Agreement by notice in writing to the other.

8.	Default

It is hereby further expressly agreed and declared as follows :-

8.1	If and whenever any part of the rent hereby reserved or any other payments payable by the Tenant hereunder shall be in arrears for fifteen (15) days (whether the same shall have been formally demanded or not) or if and whenever there shall be a breach of any of the agreements by the Tenant hereinbefore contained or if the Tenant (being an individual or sole proprietor or partnership) shall commit any act of bankruptcy or shall have its Business Registration cancelled or (being a corporation) shall go into liquidation (either voluntary or otherwise) or shall have any order made or resolution passed for winding up or if the Tenant shall become insolvent or enter into any composition or arrangements with the creditors or shall suffer execution to be levied upon any of his goods or effects the Landlord shall upon the happening of any such event be entitled to re-enter upon the said premises or any part thereof in the name of the whole and thereupon this Agreement shall absolutely cease and determine but without prejudice to any rights which may have accrued to the Landlord by reason of any antecedent breach of any of the obligations on the part of the Tenant hereinbefore contained AND the deposit paid hereunder shall be forfeited to the Landlord as and for liquidated damages and not as penalty but without prejudice to the Landlord’s right to claim any further damages which the Landlord shall have sustained or may sustain AND a written notice served by the Landlord on the Tenant or left at the said premises to the effect that the Landlord thereby exercises the power of re-entry shall be a full and sufficient exercise of such power without actual entry on the part of the Landlord. Notwithstanding the foregoing, the Landlord may in any such event at its option elect not to terminate this Agreement but to deduct from the deposit the amount of any monetary loss incurred by the Landlord in consequence of the breach, non-observance or non-performance by the Tenant in which event the Tenant shall, as a condition precedent to the continuation of this Agreement deposit with the Landlord the amount so deducted and, if the Tenant shall fail so to do, the Landlord shall forthwith be entitled to re-enter on the said premises and to determine this Agreement in which event the deposit may be forfeited to the Landlord as hereinbefore provided.

8.2	Notwithstanding anything hereinbefore contained in the event of default in payment of rent and other charges payable by the Tenant hereunder for a period of ten days from the date on which the same falls due for payment, the Tenant shall further pay to the Landlord on demand interest on the amount in arrears at the monthly rate of 2% calculated from the date on which the same becomes due for payment as stipulated hereunder (not ten days thereafter) until the date of payment as liquidated damages and not as penalty provided that the demand and/or receipt by the Landlord of interest pursuant to this sub-clause shall be without prejudice to and shall not affect the right of the Landlord to exercise any other right or remedy hereof (including the right of re-entry) exercisable under the terms of this Agreement. The Tenant shall further pay to the Landlord any solicitors’ and/or Counsel’s fee (all on a solicitor and own client basis) and court fees incurred by the Landlord for the purpose of recovering the rent and all other charges in arrears and/or other money or any part thereof.

8.3	Acceptance of rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach, non-observance or non-performance by the Tenant of any of the agreements, stipulations and conditions herein contained and on the Tenant’s part to be observed and performed.

8.4	For the purpose of these presents any act, default, neglect or omission of any servant, agent or licensee (as hereinbefore defined) of the Tenant shall be deemed to be the act, default, neglect or omission of the Tenant.

8.5	For the purposes of distress for rent in terms of Part 3 of the Landlord and Tenant (Consolidation) Ordinance (Chapter 7) and of these presents, the term rent in respect of the said premises shall include the management fee and Government Rates and that the rent payable in respect of the said premises shall be deemed to be in arrears if not paid in advance at the time and in manner hereinbefore provided for payment thereof.

9.	Deposit

9.1	The Tenant shall on or before the signing of this Agreement pay to the Landlord the sum set out in Part 6 of the Schedule (hereinafter referred to as “the said deposit”) to secure the due observance and performance by the Tenant of the agreements, stipulations and conditions herein contained and on the Tenant’s part to be observed and performed. The said deposit shall be retained by the Landlord throughout the said term free of any interest and in the event of any breach or non-observance or non-performance by the Tenant of any of the said agreements, stipulations or conditions aforesaid, the Landlord shall be entitled to terminate this Agreement in which event the said deposit may be forfeited to the Landlord by way of liquidated damages. Notwithstanding the foregoing, the Landlord may in any such event at its option elect not to terminate this Agreement but to deduct from the said deposit the amount of any monetary loss incurred by the Landlord in consequence of the breach, non-observance or non-performance by the Tenant in which event the Tenant shall, as a condition precedent to the continuation of the tenancy, deposit with the Landlord the amount so deducted and, if the Tenant shall fail so to do, the Landlord shall forthwith be entitled to re-enter on the said premises and to determine this Agreement in which event the said deposit may be forfeited to the Landlord as hereinbefore provided.

9.2	Subject as aforesaid the said deposit shall be refunded to the Tenant by the Landlord without interest within thirty days after the expiration of this Agreement and the delivery of vacant possession to the Landlord or within thirty days of the settlement of the last outstanding claim which the Landlord may have against the Tenant in respect of any breach, non-observance or non-performance of any of the agreements, stipulations or conditions herein contained and on the part of the Tenant to be observed and performed, whichever is the later.

9.3	The parties hereto agree that in the event of the Landlord assigning or transferring the ownership of the said premises to any person or corporation (“the New Owner”) prior to the termination of the said term of this tenancy subject to and with the benefit of this Agreement, the Tenant hereby irrevocably authorizes the Landlord to transfer the deposit paid by the Tenant hereunder (less any deduction which the Landlord may make according to the terms of this Agreement and the said deposit or the balance thereof after the said deduction shall hereinafter be referred to as “the Deposit”) to the New Owner and in that event the Tenant shall waive all claims against the Landlord for the refund of the Deposit but nothing herein provided shall prejudice or affect the right of the Tenant to claim against the New Owner for refund of the same AND a written notice sent by the Landlord or the Landlord’s Solicitors by ordinary post to the Tenant to the address stated herein notifying the change of ownership of the said premises shall be conclusive evidence that the Deposit has been transferred to the New Owner unless the contrary intention is expressed in the said notice.

10.	Licence to use toilets

10.1	The Tenant shall be granted a free licence during the Term for the non- exclusive use of 3 toilets outside the said premises (“the toilets”).

10.2	The Tenant shall keep the sanitary and water apparatus in the toilets in good, clean and tenantable repair and condition to the satisfaction of the Landlord in accordance with the regulations or bye-laws of all Public Health and other Government Authorities concerned.

10.3	The Tenant shall pay to the Landlord on demand all costs incurred by the Landlord in cleansing, clearing, repairing or replacing any of the drains, pipes or sanitary or plumbing apparatus in the toilets choked or stopped up owing to the careless or improper use or neglect by the Tenant or its employee, agent or licensee.

10.4	The Tenant shall not place or leave any chattels goods boxes furniture or rubbish in the toilets and shall on demand pay to the Landlord the expenses for removal of any unauthorized items left in the toilets.

11.	Interpretation and Miscellaneous

11.1	The headings and index are intended for guidance only and do not form part of this Agreement nor shall any of the provisions of this Agreement be construed or interpreted by reference thereto or in any way affected or limited thereby.

11.2	No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default breach or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as consent only for the particular matter to which it relates and in no way shall be considered as a waiver or release of any of the Landlord’s other rights and remedies nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future unless expressly so provided.

11.3	The Landlord does not represent or warrant that the said premises are suitable for the use or purposes to which the Tenant proposes to put them and the Tenant shall satisfy himself or shall be deemed to have satisfied himself that they are suitable for the purpose for which they are to be used and the Tenant hereby agrees that he will at his own expense apply for any requisite licence or licences permit or permits from all Government or Public Authorities in respect of the carrying on of the Tenant’s business therein and shall execute and comply with all Ordinances, Regulations, Orders, Notices or Rules made by all competent Government or Public Authorities in connection with the conduct of such business by the Tenant in the said premises AND the Tenant hereby further agrees to indemnify the Landlord in respect of any breach by the Tenant of this Sub-clause. It is further agreed that should any notice be served on the Landlord by any governmental authority prohibiting the user of the said premises for the operation of such trade or business of the Tenant, the Tenant shall within one month after the service of the notice by the Landlord cease using the said premises for the operation of such trade or business and shall use the said premises for such purpose as permitted by law for the residue of the term. It is hereby declared and agreed that the Landlord shall in no event be liable to pay any compensation for the loss of goodwill or trade or business or damage of any kind to the Tenant.

11.4	Any notice required to be served hereunder shall, if to be served on the Tenant, be sufficiently served if addressed to the Tenant and sent by prepaid post to or delivered at the Tenant’s registered office or the said premises and, if to be served on the Landlord, shall be sufficiently served if addressed to the Landlord and sent by prepaid post to or delivered at the landlord’s registered office.

11.5	The Tenant acknowledges that no fine, premium, key money or other consideration has been paid by the Tenant to the Landlord for the grant of this tenancy.

11.6	This Agreement sets out the full agreement reached between the parties and no other representations have been made or warranties given by the Landlord to the Tenant relating to the Building or the said premises on this tenancy and if any such representation or warranty has been made given or implied the same is deemed to have been withdrawn immediately before the signing of this Agreement.

11.7	Unless the context otherwise requires, words herein importing the masculine gender shall include the feminine and neuter and words herein in the singular shall include the plural and vice versa.

11.8	The Tenant shall be responsible for paying half of the Stamp Duty and registration fee (if any) payable in respect of this Agreement and its Counterpart. If the Tenant instructs its own solicitors, each party hereto shall be responsible for its own solicitor’s costs in connection with the preparation and completion of this Agreement. If the Tenant instructs the solicitors nominated by the Landlord, each party shall pay half of the solicitors’ costs.

11.9	The Tenant shall reimburse or pay to the Landlord all expenses and charges (including legal costs on a solicitor and client basis) incurred by the Landlord in connection with the demand of payment of the arrears of the said rent or any other monies payable by the Tenant hereunder and enforcement of any other provisions and terms herein in Court or otherwise.

11.10	The parties hereto further agree that they shall respectively be bound by and entitled to the benefit of the Special Conditions set out in Part 7 of the Schedule Provided that if there is any inconsistency or conflict between the provisions of the above Clauses and the provisions of the Special Conditions, the latter shall prevail.

AS WITNESS whereof the hands of the parties hereto the day and year first above written.

THE SCHEDULE

Particulars and Special Conditions

Part 1

The Landlord

[*****] whose registered office is situate at [*****].

Part 2

The Tenant

SHINE UNION LIMITED whose registered office is situate at Units 01-03, 3rd Floor, Billion Trade Centre, 31 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

Part 3

The said premises

The whole of the 7th Floor, “The Rays”, No.71 Hung To Road, Kwun Tong, Kowloon, Hong Kong as shown for identification purpose only on the attached Plan and coloured pink.

Part 4

The said term

Three (3) years commencing on the 17th day of June 2024 and expiring on the 16th day of June 2027 (both days inclusive).

Part 5

The said rent

Hong Kong Dollars Ninety Eight Thousand Only (HK$98,000.00) per calendar month.

Part 6

The said deposit

Hong Kong Dollars Five Hundred and Forty Five Thousand Six Hundred and Eighty Only (HK$545,680.00) being the aggregate amount of four (4) months of the said rent, four (4) months’ management fees, one and one-third (1/3) quarter’s Government rates and one and one-third (1/3) quarter’s Government Rent.

Part 7

Special Conditions

1.	Where the Tenant consists of more than one person or corporation, the expression “Tenant” shall refer to both of the said persons or corporations. The said persons or corporations shall be jointly and severally liable for the Tenant’s obligations liabilities and duties under this Agreement.

2.	The Tenant shall also bear the costs of the following miscellaneous costs :-

(a)	Vetting fee for approval of fitting out drawings;

(b)	Service fee, for the temporary supply of electricity and water and/or other attendance rendered by the Landlord/the Manager during the fitting-out period; and

(c)	Damage deposit as security for damage that may be incurred by the Tenant during the fitting-out period and in relation to the moving of the Tenant’s chattel, equipment or furniture. The damage deposit (or the balance thereof after compensating/any damage) shall be refunded to the Tenant without interest within 30 days after completion of the fitting out works pursuant to Clause 3.1 of this Agreement.

The Tenant understands that it will not be given approval to commence fitting out works until it has complied with the above conditions, including the execution of this Agreement.

3.	The Tenant shall be entitled to the following rent-free period(s) : From 17th June 2024 to 16th September 2024 (both days inclusive). All management fees, Government rates, Government Rent and other outgoings in respect of the said premises during the said rent-free period shall be borne and paid by the Tenant.

4.	The Tenant has inspected the said premises and agrees to take over the said premises on an “as is” basis and no warranty or representation is made by the Landlord or its agents regarding :-

(i)	the fixtures, fittings and finishes or the installations and appliances in the said premises and/or the Building;

(ii)	the state and condition of the said premises or the Building and the user thereof; and

(iii)	the composition of the said Building.

A list of the Landlord’s fixtures, fittings, finishes, installations and appliances is attached hereto.

5.	At any time during the Term if the Landlord shall resolve to sell demolish rebuild redevelop refurbish or renovate the Building (which includes the said premises) whether wholly by demolition and rebuilding or otherwise, or partially by renovation, refurbishment or otherwise (which intention to sell demolish rebuild redevelop refurbish or renovate shall be sufficiently evidenced by a copy of a Resolution of its Directors certified to be true and correct copy by its Secretary) then in any of such events the Landlord shall be entitled to give not less than six months’ notice in writing terminating this Agreement and any other rights of the Tenant shall be extinguished and determined but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreement or stipulations herein set out. The Tenant shall deliver vacant possession of the said premises to the Landlord upon the expiration of the said notice and shall not be entitled to claim against the Landlord any loss damage compensation or relief in respect of such early determination.

6.	The Tenant shall not use or permit to be used in any part of the Building any cart or trolley or similar vehicle for the transporting of goods unless the same is not power driven and run on wheels and without skids, or tracks and Provided that all such wheels be covered with a tread of soft and non-metallic material. Without prejudice to the generality of the foregoing power driven fork-lift trucks are strictly prohibited on any part of the common areas of the Building.

7.	(i)	Split-type air-conditioners (outdoor and indoor units) have been installed by the Landlord for supply of air-conditioning to the said premises. The Tenant shall install the air-ducts and related installations including but not limited to the power supply at its own costs. The Tenant shall punctually pay all electricity charges for the air-conditioning system to be connected to and operated from the Tenant’s own metered electricity supply.

(ii)	Costs of Split-type air-conditioners maintenance services shall be borne by the Landlord. Defects or damage to the air-conditioning system owing to the fault neglect or misuse by the Tenant shall be rectified/repaired by the contractor nominated by the Landlord at the Tenant’s expense. For the avoidance of doubt, the Tenant shall be responsible to clean the air filter as and when necessary at its own expense.

(iii)	Subject to prior written approval by the Landlord, the Tenant may install additional air-conditioning units at its own expense provided that such works shall be carried out by the contractor nominated by the Landlord.

(iv)	Subject to the prior written approval by the Landlord, the Tenant may change the location of the indoor air-conditioning units provided that such works shall be carried out by the contractor nominated by the Landlord at the Tenant’s expense Provided also that upon the expiry or soon determination of the tenancy, the Tenant shall at its own expense restore the indoor air-conditioning units to its original location/position by engaging contractor nominated by the Landlord before delivering up the said premises to the Landlord.

8.	Option to renew :-

(a)	Provided that the Tenant shall have duly paid the said rent and duly observed, performed and complied with all the terms and conditions herein contained during the said term hereby granted, the Tenant shall have the option to renew this Agreement :

(i)	for a further term of One (1) year (the “Option Period”) commencing immediately upon the expiration of this Agreement;

(ii)	upon the same terms and conditions herein save for the rent reserved hereby and this option to renew and the amount of the said deposit; and

(iii)	upon giving prior written notice to the Landlord such notice not to be less than six (6) months and not more than seven (7) months before the expiration of this Agreement.

(b)	The rent payable upon the commencement of the Option Period shall be such revised rent as may be ascertained pursuant to the provisions set out below :-

Subject to the overriding proviso that the revised rent shall be agreed at any time between the Landlord and the Tenant or (in the absence of agreement) determined not earlier than two (2) months before the commencement of the Option Period by an independent valuer (acting as an expert and not as an arbitrator) such valuer to be nominated in the absence of agreement by or on behalf of the President for the time being of the Hong Kong Institute of Surveyors on the application of the Landlord or the Tenant made not earlier than two (2) months before the commencement of the Option Period with the valuer’s fee be borne by the parties equally and so that in the case of such valuation the revised rent to be determined by the valuer shall be such as he shall decide should be the monthly rent at the commencement of the Option Period for the said premises having regard to the prevailing open market values current at the commencement of the Option Period Provided that the Landlord and the Tenant shall enter into a Tenancy Agreement for the Option Period as soon as practicable after the revised rent is agreed or determined by the valuer and the terms and conditions of this Agreement shall be adopted except the amount of rent, the option to renew clause, and the amount of the said deposit which shall be adjusted to the aggregate of 4 months’ revised rent, 4 months’ then prevailing management fees and quarter’s then Government rates and quarter’s Government Rent as assessed/charged by Government.

SIGNED by	)
)
for and on behalf of the Landlord	)
whose signature(s) is/are verified by :-)

SIGNED by	)
)
for and on behalf of the Tenant	)
in the presence of :-)

RECEIVED of and from the Tenant	)
HK$545,680.00 being the deposit money	)
above mentioned.	)